Exhibit 99.1
Dawson Geophysical Reports Third Quarter and Nine Months Results
MIDLAND, Texas, August 1, 2007 /PRNewswire/ — Dawson Geophysical Company (Nasdaq: DWSN) today reported record revenues of $68,637,000 for the quarter ending June 30, 2007, the Company’s third fiscal quarter of 2007, compared to $41,524,000 for the same quarter in fiscal 2006, an increase of 65 percent. Revenue growth in the quarter was primarily the result of the addition of two seismic data acquisition crews during fiscal 2006 and another in April 2007, increased channel count and productivity on existing crews, improved pricing, and more favorable contract terms. Revenues in the third quarter of fiscal 2007 included a substantial increase in third party charges related to the use of helicopter support services, specialized survey technologies, and dynamite energy sources as compared to the third quarter of fiscal 2006. The increase in these charges is driven by the Company’s continued operations in areas with limited access in the Appalachian Basin, Arkansas, Val Verde Basin of Texas, and in eastern Oklahoma. The Company is reimbursed for these expenses by its clients.
Net income for the third quarter of fiscal 2007 was $7,561,000, the highest in the Company’s history compared to $4,241,000 in the same quarter of fiscal 2006, an increase of 78 percent. Earnings per share for the third quarter of fiscal 2007 were $0.99 per share, compared to $0.56 per share in the same quarter of fiscal 2006. EBITDA for the third quarter of fiscal 2007 was $17,700,000 compared to $10,095,000 in the same quarter of fiscal 2006, an increase of 75 percent.
Increasing Capital Investment
The Company’s Board of Directors has increased the previously reported fiscal 2007 capital budget by $16,900,000 to $55,000,000. During the third quarter, the Company took delivery of eight new I/O vibrator energy source units, two 5,000 channel Aram recording systems, and one 9,500 channel Aram recording system. The 9,500 channel Aram system was deployed by the Company in July as a replacement for an existing I/O System II MRX recording system. One of the 5,000 channel Aram systems will replace an existing I/O System II MRX in August. The Company anticipates deploying the other 5,000 channel Aram system on a new data acquisition crew, the Company’s fifteenth, to be fielded in the fall. The Company currently owns in excess of 102,000 recording channels and 113 vibrator energy source units.
Operations
Third quarter results reflect continued brisk domestic exploration activities by the Company’s clients, particularly those client’s seeking natural gas. Inclement weather conditions had a negative effect on operations in early April and late June continuing into July.
Demand for the Company’s data acquisition and processing services continues at an all-time high. Although the Company’s clients may cancel their service contracts on short notice, the Company’s order book reflects commitments through the end of calendar 2007 for all fourteen crews and into calendar 2008 on several crews. Operations are currently active on projects in West Texas, South Texas, New Mexico, the Barnett Shale of the Ft. Worth Basin, the Fayetteville Shale in Arkansas, the Rocky Mountains, Oklahoma, and the Appalachian Basin.
Nine Months Results
For the nine months ended June 30, 2007, revenues were $182,226,000, compared to $117,059,000 for the same period in 2006, an increase of 56 percent. Net income for the same nine months increased 69 percent to $18,364,000 in 2007, compared to $10,892,000 in 2006. Earnings per share for the first nine months of fiscal 2007 were $2.42 as compared to $1.45 for the first nine months of fiscal 2006, an increase of 67 percent. EBITDA was $43,329,000 in the first nine months of fiscal 2007 versus $26,406,000 during the same period of fiscal 2006, an increase of 64 percent.
Stephen Jumper, President and CEO of Dawson Geophysical said, “We are pleased to report another excellent quarter. Our strong performance and continued momentum reflect the strength of our people, the depth of our geophysical resources, and our success in helping clients understand the geological complexities of their E&P assets.”
About Dawson Geophysical
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D, and multi-

component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
Forward Looking Statement
This press release contains information about the Company’s EBITDA, a non-GAAP financial measure. The Company defines EBITDA as net income plus interest expense, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:
*	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

*	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

*	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.
The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income is presented in the table following the text of this press release.
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, dependence upon energy industry spending, the volatility of oil and gas prices, weather interruptions, the ability to manage growth, the ability to obtain land access rights of way and the availability of capital resources. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2006. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

DAWSON GEOPHYSICAL COMPANY
STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
Operating revenues	$68,637,000	$41,524,000	$182,226,000	$117,059,000
Operating costs:
Operating expenses	49,825,000	30,378,000	135,157,000	87,625,000
General and administrative	1,532,000	1,117,000	4,585,000	3,558,000
Depreciation	4,685,000	3,393,000	12,853,000	9,557,000

	56,042,000	34,888,000	152,595,000	100,740,000

Income from operations	12,595,000	6,636,000	29,631,000	16,319,000
Other income:
Interest income	190,000	147,000	616,000	475,000
Other income (expense)	230,000	(81,000)	229,000	55,000

Income before income tax	13,015,000	6,702,000	30,476,000	16,849,000

Income tax expense:
Current	(4,502,000)	(1,543,000)	(9,567,000)	(3,385,000)
Deferred	(952,000)	(918,000)	(2,545,000)	(2,572,000)

Net income	$7,561,000	$4,241,000	$18,364,000	$10,892,000

Net income per common share	$0.99	$0.56	$2.42	$1.45

Net income per common share-assuming dilution	$0.98	$0.56	$2.40	$1.44

Weighted average equivalent common shares outstanding	7,622,755	7,535,615	7,589,022	7,508,871

Weighted average equivalent common shares outstanding-assuming dilution	7,695,371	7,614,507	7,660,053	7,586,117

Dawson Geophysical Company
Balance Sheets

	June 30,	September 30,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,587,000	$8,064,000
Short-term investments	—	6,437,000
Accounts receivable, net of allowance for doubtful accounts of $300,000 in June 2007 and $148,000 in September 2006	51,818,000	46,074,000
Prepaid expenses and other assets	979,000	690,000
Current deferred tax asset	810,000	1,619,000

Total current assets	55,194,000	62,884,000

Property, plant and equipment	208,682,000	160,740,000
Less accumulated depreciation	(86,429,000)	(74,206,000)

Net property, plant and equipment	122,253,000	86,534,000

	$177,447,000	$149,418,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,863,000	$16,280,000
Accrued liabilities:
Payroll costs and other taxes	1,044,000	1,958,000
Other	7,759,000	4,195,000
Deferred revenue	1,914,000	863,000

Total current liabilities	29,580,000	23,296,000

Deferred tax liability	8,651,000	6,914,000

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 7,623,744 and 7,549,244 shares issued and outstanding in each period	2,541,000	2,517,000
Additional paid-in capital	83,957,000	82,370,000
Other comprehensive expense, net of tax	—	(33,000)
Retained earnings	52,718,000	34,354,000

Total stockholders’ equity	139,216,000	119,208,000

	$177,447,000	$149,418,000

Reconciliation of EBITDA to Net Income

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(in thousands)		(in thousands)
Net Income	$7,561	$4,241	$18,364	$10,892
Depreciation	4,685	3,393	12,853	9,557
Interest expense	—	—	—	—
Income tax expense	5,454	2,461	12,112	5,957

EBITDA	$17,700	$10,095	$43,329	$26,406

Reconciliation of EBITDA to Net Cash Provided by Operating
Activities

	Nine Months Ended
	June 30,
	2007	2006
	(in thousands)
Net cash provided by operating activities	$30,502	$20,689
Changes in working capital items and other	13,301	6,307
Non-cash adjustments to income	(474)	(590)

EBITDA	$43,329	$26,406

SOURCE Dawson Geophysical Company
L. Decker Dawson, Chairman, or Stephen C. Jumper, CEO and President, or Christina W. Hagan, Chief Financial Officer, all of Dawson Geophysical Company, +1-800-332-9766 http://www.dawson3d.com
Midland, Texas • 432-684-3000 • Houston, Texas 713-917-6772 • Denver, Colorado 303-409-7787 • Oklahoma City, Oklahoma • 405-848-7512
www.dawson3d.com • 800-D-DAWSON
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